EXHIBITS
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Exhibit 5.0 and 23.1       Opinion of Kaufman & Associates


June 16, 2003

Board of Directors
Emergency Filtration Products, Inc.
175 Cassia Way, Suite A115
Henderson, NV 89014



Ladies and Gentlemen:

     You have requested my opinion with respect to certain matters in connection with the filing by Emergency Filtration Products, Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities Exchange Commission covering the offering of (i) up to 7,852,142 Shares and Warrants of the Company's Common Stock, $0.001 par value.

     In connection with this opinion I have examined the Registration Statement, the Company's Article of Incorporation and By-Laws, and such other documents, records, certificates, memoranda, certain Subscription and Consulting Agreements and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, I am of the opinion that the shares, when sold and issued in accordance with the Subscription Agreements and Consulting Agreements will be validly issued, fully paid and nonassessable.

     This opinion is rendered only with regard to the matters set forth in the paragraph above. No other opinions are intended nor should they be inferred.

     I am furnishing this opinion letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this option letter for changes of fact, law or otherwise.

     I am a member of the Oklahoma Bar I call your attention to the fact that Emergency Filtration Products, Inc. is a Nevada Corporation.

     I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

Very Truly Yours,

_/s/_Ronald_C._Kaufman_
 Ronald C. Kaufman
 Kaufman & Associates, PLLC